EXHIBIT 4.1
                         INVESTMENT AND OPTION AGREEMENT
                         -------------------------------


THIS INVESTMENT AGREEMENT (the "AGREEMENT") is entered into as of the 21st day of July, 1999, by and between TRAVELCENTERS OF AMERICA, INC., a Delaware corporation ("TA"), and FREIGHTLINER CORPORATION, a Delaware corporation ("FREIGHTLINER").

                                    RECITALS:
                                    ---------

         A. Freightliner and TA have agreed that TA Operating Corporation, a wholly owned subsidiary of TA ("TAOC"), will become a designated parts and service dealer of Freightliner pursuant to the terms of an Operating Agreement of even date herewith among Freightliner, TAOC and TA Franchise Systems Inc. ("TAFS") (the "OPERATING AGREEMENT").

         B. TA desires to permit Freightliner to acquire a certain number of shares of Common Stock, $.01 par value per share, of TA and to grant Freightliner an option to acquire a certain number of additional shares of Common Stock, $.01 par value per share, upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

                                   ARTICLE 1

                         PURCHASE OF COMMON STOCK OF TA

Section 1.1. PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, Freightliner agrees to purchase from TA, and TA agrees to sell to Freightliner, the number of Initial Shares of Common Stock, $.01 par value per share, of TA ("TA COMMON STOCK") indicated on EXHIBIT A at the Purchase Price (as defined on EXHIBIT A). TA agrees that all of the Initial Shares issued to Freightliner pursuant to this Agreement shall, upon full payment of the Purchase Price, be validly issued, fully paid and nonassessable, and shall be issued to Freightliner free and clear of all Encumbrances, except those provided for in the Stockholders Agreement (as defined in Section 4.1). Freightliner agrees to pay to TA the Purchase Price in immediately available funds by wire transfer within 1 business day following the Closing Date. Upon receipt of such payment TA will deliver to Freightliner a share certificate for the Initial Shares issued in the name of Freightliner.

Section 1.2.  CLOSING. The consummation of the transactions contemplated by
Section 1.1 of this Agreement (the "CLOSING") will take place simultaneously with the execution and delivery of this Agreement by all of the parties hereto and with the deliveries described in Sections 4.1 and 4.2 (the "CLOSING DATE") at the offices of TA at 24601 Center Ridge Road, Suite 200, Westlake, Ohio, or at such other place as the parties may agree in writing. All of the agreements, documents, certificates and instruments to be delivered by each party at the Closing are hereby deemed and acknowledged by the parties to be delivered concurrently.

                                   ARTICLE 2

                      REPRESENTATIONS AND WARRANTIES OF TA

         TA represents and warrants to Freightliner as follows:

         Section 2.1. ORGANIZATION. TA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or registered to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on TA and its consolidated subsidiaries taken as a whole.

         Section 2.2. CORPORATE POWER. TA has the requisite power and authority to perform its obligations under this Agreement and to consummate and the transactions contemplated hereby.

         Section 2.3. AUTHORITY. Except as set forth on SCHEDULE 2.3, the execution, delivery, and performance by TA of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any terms or provisions of TA's Certificate of Incorporation or Bylaws, (ii) violate any Law, judgment, order, writ, injunction or decree applicable to TA, or (iii) result in a violation of, or constitute a default under, any material contracts to which TA is a party, excluding from the foregoing clauses (ii) and (iii) violations or defaults which would not have a Material Adverse Effect on TA and its consolidated subsidiaries taken as a whole. This Agreement has been duly executed and delivered by TA and constitutes the valid and binding obligation of TA enforceable in accordance with its terms except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance.

         Section 2.4. FINANCIAL STATEMENTS. TA has timely filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1997 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as amended, the "SEC DOCUMENTS"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including footnotes) of TA included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of TA and its consolidated subsidiaries as of


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

the dates thereof and the consolidated income, shareholders' equity and cash flows for the periods then ended.

         Section 2.5. STOCK. Upon receipt of the Purchase Price by TA, the Initial Shares will be fully paid and nonassessable.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF FREIGHTLINER

         Freightliner hereby represents and warrants to TA as follows:

         Section 3.1. ORGANIZATION. Freightliner is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or registered to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Freightliner and its consolidated subsidiaries taken as a whole.

         Section 3.2. CORPORATE POWER. Freightliner has the requisite power and authority to perform its obligations under this Agreement and to consummate and the transactions contemplated hereby.

         Section 3.3. AUTHORITY. Except as set forth on SCHEDULE 3.3, the execution, delivery, and performance by Freightliner of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any terms or provisions of Freightliner's Certificate of Incorporation or Bylaws, (ii) violate any Law, judgment, order, writ, injunction or decree applicable to Freightliner, or (iii) result in a violation of, or constitute a default under, any material contracts to which Freightliner is a party, excluding from the foregoing clauses (ii) and (iii) violations or defaults which would not have a Material Adverse Effect on Freightliner and its consolidated subsidiaries taken as a whole. This Agreement has been duly executed and delivered by Freightliner and constitutes the valid and binding obligation of Freightliner enforceable in accordance with its terms except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance.

         Section 3.4.  INVESTMENT MATTERS.

         (a) The Initial Shares and the Option Shares (as defined in Section 5.1) Freightliner purchases hereunder (collectively the "SUBJECT SHARES") are acquired for investment for Freightliner's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Freightliner has no present intention of selling, granting any participation in, or otherwise distributing the same.

         (b) Freightliner is financially capable of bearing the economic risk associated with its investment in the Subject Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Subject Shares.

         (c) Freightliner understands that its investment in the Subject Shares is a speculative investment and involves a high degree of risk, and there is no market for TA Common Stock and there can be no assurance that such a market will develop.

         (d) Freightliner understands that the shares of the Subject Shares it is purchasing hereunder are characterized as "RESTRICTED SECURITIES" under the Securities Act of 1933, as amended, and other securities Laws since they are being acquired from TA in a transaction not involving a public offering and such securities may be resold without registration under such Laws only in certain limited circumstances. In this regard, Freightliner represents that it is familiar with Securities and Exchange Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

         (e) Freightliner is an "ACCREDITED INVESTOR" as that term is defined in Regulation D of Rule 501(a) promulgated by the SEC. Freightliner has (i) been provided with all suitable information in respect of the transactions contemplated hereby by TA pursuant to Rule 502(b) of Regulation D of the Securities Act, (ii) has been provided with an opportunity to ask questions of, and has received answers thereto from TA and its representatives regarding the terms and conditions of its purchase of securities, and TA and its business generally, and (iii) has obtained all additional information requested by it to verify the accuracy of all information furnished to it in connection with such purchase.

         (f) Freightliner is not relying on and acknowledges that no representation is being made by TA or any of its officers, employees, affiliates, agents or representatives, except for representations and warranties expressly set forth in this Agreement, and, in particular, it is not relying on, and acknowledges that no representation is being made in respect of, (i) any projections, estimates or budgets delivered to or made available to it of future revenue, expenses or expenditures, or future results of operations, and (ii) any other information or documents delivered or made available to it or its representatives, except for representations and warranties expressly set forth in this Agreement.

         (g) In deciding to invest in TA, Freightliner has relied exclusively on the representations and warranties of TA expressly set forth in this Agreement and the investigations made by Freightliner and its representatives. Based solely on such representations and warranties of TA and such investigations and knowledge, Freightliner has determined that the securities Freightliner is acquiring are a suitable investment for it.

         Section 3.5. TRANSFER LEGEND. Freightliner hereby acknowledges that the Subject Shares issued to it will be subject to additional restrictions as contained in the Stockholders Agreement (as defined below) and that the Subject Shares shall be imprinted with a conspicuous legend in substantially the following form:

         THIS CERTIFICATE AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO A CLAIM OF EXEMPTION FROM THE REGISTRATION OR QUALIFICATION PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE

         REGISTRATION OR QUALIFICATIONS PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

         THIS CERTIFICATE AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF JULY 21, 1999, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY AND WILL BE FURNISHED TO ANY PROSPECTIVE PURCHASERS ON REQUEST. BY ACCEPTANCE OF THIS CERTIFICATE, EACH HOLDER HEREOF AGREES TO BE BOUND BY THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT.

                                   ARTICLE 4

                         CLOSING DELIVERIES AND ACTIONS

         Section 4.1. CLOSING DELIVERIES OF TA. At the Closing, TA will deliver, or cause to be delivered, to Freightliner the following documents in form and substance reasonably satisfactory to Freightliner and its counsel:

                  (a) the Operating Agreement duly executed by TAOC and TAFS and any other agreements contemplated by the parties in connection therewith duly executed by the proper TA affiliate;

                  (b) the consent to the transactions contemplated by this Agreement of any third party whose consent is required for the consummation of such transactions;

                  (c) a Stockholders Agreement between and among TA, Freightliner and certain stockholders of TA, substantially in the form of EXHIBIT B (the "STOCKHOLDERS AGREEMENT"), duly executed by TA and such stockholders; and

                  (d) certified copies of the resolutions of TA's Board of Directors authorizing the consummation of the transactions contemplated by this Agreement.

         Section 4.2. CLOSING DELIVERIES OF FREIGHTLINER. At the Closing, Freightliner will deliver, or cause to be delivered to TA, the following documents in form and substance reasonably satisfactory to TA and its counsel:

                  (a) the Operating Agreement duly executed by Freightliner and any other agreements contemplated by the parties thereto in connection therewith duly executed by Freightliner; and

                  (b) the Stockholders Agreement, duly executed by Freightliner.



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

                                   ARTICLE 5

                                     OPTION

         Section 5.1. GRANT OF OPTION. TA hereby grants to Freightliner, subject to the terms of this Agreement, the right and option (the "OPTION") to purchase up to the number of Option Shares of TA Common Stock indicated on EXHIBIT A at the Option Price (as defined on EXHIBIT A). TA agrees that all of the Option Shares issued to Freightliner pursuant to this Agreement shall, upon full payment of the applicable Option Price, be validly issued, fully paid and nonassessable, and shall be issued to Freightliner free and clear of all Encumbrances, except those provided for in the Stockholders Agreement.

         Section 5.2. TERM OF OPTION. The Option may be exercised at any time and from time to time during the period commencing on the date of this Agreement and expiring at 5:00 p.m., Eastern Time, on the earlier of (a) the fifth anniversary of the date hereof, or (b) if applicable, the date provided for in Section 5.3 below (the "OPTION TERM").

         Section 5.3. EXPIRATION OF OPTION. The Option shall expire (i) upon the dissolution of TA, (ii) upon the occurrence of a merger or consolidation in which TA Common Stock is converted into cash or other consideration (other than stock or securities of TA), (iii) upon a registered public offering of TA Common Stock under the Securities Act of 1933, as amended, (iv) upon the termination of the Operating Agreement, and (v) at such time as Freightliner ceases to be a stockholder of TA.

         Section 5.4. ADJUSTMENT OF NUMBER OF SHARES, ETC. If after the date of this Agreement, the outstanding TA Common Stock is, as a result of a stock split, stock dividend, combination, reclassification, reorganization, redesignation, merger, consolidation, recapitalization or other similar change, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of TA, in a transaction not otherwise described in Section 5.3 hereof, then (i) there shall automatically be substituted for each share of TA Common Stock subject to an unexercised option granted hereunder the number and kind of shares of stock or other securities into which each outstanding share of TA Common Stock shall be exchanged, (ii) the Base Option Price per Share and the Maximum Option Price per Share shall be increased or decreased proportionately so that the aggregate purchase price for the securities subject to the Option shall remain the same as immediately prior to such event, and (iii) TA's Board of Directors shall make such other adjustments to the securities subject to this Agreement as may be appropriate and equitable and any such adjustment shall be final, binding and conclusive as to Freightliner. Any such adjustment shall provide for the elimination of fractional shares.

         Section 5.5. EXERCISE OF OPTION. The Option shall be exercised by delivering to TA in accordance with Section 8.7 below (i) a completed Notice of Exercise of Option in the form of EXHIBIT D attached hereto setting forth the number of shares of TA Common Stock with respect to which the Option is being exercised (subject to the limitation in Section 5.1 above), and (ii) payment in full of the Option Price per share for each share of TA Common Stock so purchased. Such payment shall be made by wire transfer of immediately available funds to an account designated in writing by TA in the amount of the aggregate purchase price for such TA Common Stock. Notwithstanding anything to the contrary above, the Option may be exercised only twice


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

during any of the 12 month periods ending on the anniversary dates of this Agreement and each such exercise shall be for no less than 25,000 Option Shares as adjusted in Section 5.4.

         Section 5.6. ISSUANCE OF SHARE CERTIFICATES. Subject to the last sentence of this Section 5.6, upon receipt by TA, prior to expiration of the Option Term, of the deliveries specified in Section 5.6 above, TA shall promptly cause to be delivered to Freightliner, a certificate for the number of TA Common Stock so purchased. Freightliner shall not have any of the rights of a stockholder with respect to the TA Common Stock which is subject to the Option unless and until a certificate representing such TA Common Stock is issued pursuant to the valid exercise of the Option.

         Section 5.7. OTHER PROVISIONS RELATING TO SHARES. All TA Common Stock purchased pursuant to the exercise of the Option shall be subject to all of the transfer restrictions and other rights, terms and provisions contained in the Stockholders Agreement, as it may be amended from time to time. All TA Common Stock issued pursuant to this Article 5 shall bear such a transfer legend as described in Section 3.4 hereof.

         Section 5.8. NOTICES. During the Option Term, TA shall (i) give written notice to Freightliner immediately upon any adjustment of the Option Price pursuant to the terms of Section 5.4, (ii) give written notice to Freightliner at least 30 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, or (B) for determining rights to vote with respect to any event described in Section 5.3(i), (ii) or (iii) or any event which if effected would cause an adjustment to the Option Price under Section 5.4, (iii) give written notice to Freightliner at least at least 30 days prior to the occurrence of any event described in Section 5.3(i), (ii) or (iii) or any event which if effected would cause an adjustment to the Option Price.

                                   ARTICLE 6

                                  DEFINITIONS

         In this Agreement the following terms shall have the meanings ascribed to them below:

         "ENCUMBRANCES" mean all liens, encumbrances, equitable rights of third parties, options, claims, pledges and other limitations on the ownership, voting, convertibility or transferability of such shares, excluding restrictions and limitations under federal or state securities laws.

         "LAW" means any federal, state, local or foreign law, statute, ordinance, rule, order or regulation.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, financial condition or results of operations.

         "SEC" means the Securities and Exchange Commission.

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

                                   ARTICLE 7

         INDEMNIFICATION

         Section 7.1. SURVIVAL. All of the representations and warranties of TA in Article 2 above and all of the representations and warranties of Freightliner in Article 3 above shall survive the closing until the expiration of the Option Term.

         Section 7.2. INDEMNIFICATION BY TA. TA shall indemnify and hold harmless Freightliner and its shareholders, directors, officers, employees, agents and affiliates (the "Freightliner Indemnified Parties") against and from any losses, claims, damages, liabilities, expenses and costs, including reasonable attorneys' fees (collectively, "LOSSES") insofar as the Losses (or actions in respect thereof) arise, directly or indirectly, out of or are based upon (i) any inaccuracy in or breach of any of the representations or warranties of TA in Article 2 above, or (ii) any material default by TA in the performance of its obligations under this Agreement, except to the extent (but only to the extent) any such Losses arise out of or result from the action or inaction of the Freightliner Indemnified Parties. All claims for indemnification under Section 7.2(i) must be made during the survival period as described in Section 7.1.

         Section 7.3. INDEMNIFICATION BY FREIGHTLINER. Freightliner shall indemnify and hold harmless TA and its shareholders, directors, officers, employees, agents and affiliates (the "TA Indemnified Parties") against and from any Losses insofar as the Losses (or actions in respect thereof) arise, directly or indirectly, out of or are based upon (i) any inaccuracy in or breach of any of the representations or warranties of Freightliner in Article 3 above, or (ii) any material default by Freightliner in the performance of its obligations under this Agreement, except to the extent (but only to the extent) any such Losses arise out of or result from the action or inaction of the TA Indemnified Parties. All claims for indemnification under Section 7.3(i) must be made during the survival period as described in Section 7.1.

         Section 7.4. THIRD-PARTY CLAIMS. If any legal proceeding is instituted or any claim is asserted by any third party in respect of which the TA Indemnified Parties on the one hand, or the Freightliner Indemnified Parties on the other hand, may be entitled to indemnification hereunder, the party asserting such right to indemnification (the "Indemnitee") shall give the party from whom indemnification is sought (the "Indemnitor") written notice thereof.
A delay in giving such notice shall only relieve the Indemnitor to the extent the Indemnitor suffers prejudice because of such delay. The Indemnitor shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnitee, unless the Indemnitor irrevocably acknowledges to the Indemnitee in writing complete responsibility for and agrees to indemnify the Indemnitee, in which case the Indemnitor may assume such control through counsel of its choice and at its expense, but the Indemnitee shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the Indemnitor does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the Indemnitee, any settlement made by the Indemnitee, and any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the Indemnitor as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the


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

Indemnitor to contest the right of the Indemnitee to indemnification under this Agreement with respect to the proceeding or claim shall not be extinguished. If the Indemnitor does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the Indemnitee, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee a release from all liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

                                   ARTICLE 8

                                 MISCELLANEOUS

         Section 8.1. AMENDMENT. This Agreement may be amended or modified only by a written agreement executed by all of the parties.

         Section 8.2. ASSIGNABILITY. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party to this Agreement which may be withheld for any reason. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         Section 8.3. COOPERATION. The parties agree that after the Closing they will from time to time, upon the request of any other party and without further consideration, execute, acknowledge and deliver any further instruments and take such other action as any other party may reasonably request to carry out effectively the transactions contemplated by the Investment Documents.

         Section 8.4. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         Section 8.5. ENTIRE AGREEMENT. This Agreement (including the Schedules incorporated by reference herein) together with the Stockholders Agreement and the Operating Agreement, contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth or provided for herein and therein. This Agreement and the other documents executed in connection herewith supersede all prior agreements and understandings between the parties with respect to the transactions described herein and therein.

         Section 8.6. GOVERNING LAW. Ohio law shall govern the interpretation, construction and enforcement of this Agreement and all transactions and agreements contemplated hereby, without regard to conflict of law principles.

         Section 8.7. NOTICES. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and delivery shall be deemed to have been duly given (i) on the date of delivery if delivered personally or by commercial courier service or by facsimile transmission if receipt is confirmed to the party giving the notice by the party to whom the notice is being given, or (ii) on the third day after


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

mailing if mailed by first-class certified mail, return receipt requested, postage prepaid, and properly addressed as follows:

         If to Freightliner, to:     Freightliner Corporation
                                     P. O. Box 3849
                                     Portland, Oregon  97208-3842
                                     Attention:  James Hubler
                                     Facsimile:  (503) 735-5999

                                         or:

                                     Freightliner Corporation
                                     4747 North Channel Avenue
                                     Portland, Oregon  97217
                                     Attention:  James Hubler
                                     Facsimile:  (503) 735-5999

         With a copy to:             Stoel Rives LLP
                                     900 S.W. Fifth Avenue, Suite 2600
                                     Portland, Oregon  97204-1268
                                     Attention:  Margaret B. Kushner
                                     Facsimile: (503) 220-2480

         If to TA, to:               TravelCenters of America, Inc.
                                     24601 Center Ridge Road, Suite 200
                                     Westlake, Ohio 44145-5634
                                     Attention:  Edwin P. Kuhn, President and
                                                 C.E.O.
                                     Facsimile:  440-808-3301

         With a copy to:             Calfee, Halter & Griswold LLP
                                     1400 McDonald Investment Center
                                     800 Superior Avenue
                                     Cleveland, Ohio 44114-2688
                                     Attention:  Philip M. Dawson, Esq.
                                     Facsimile:  216-241-0816

         Section 8.8. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of this Agreement.



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

         Section 8.9. WAIVER OF BREACH. Neither any waiver of any breach, nor any failure to enforce any term or condition, of this Agreement shall operate as a waiver of any other breach of any term or condition, nor constitute nor be deemed a waiver or release of any other rights, in law or at equity, of claims that any party may have against any other party for anything arising out of this Agreement. No waiver shall be enforceable against any party hereto unless set forth in a written instrument or agreement signed by that party. No waiver shall be deemed to occur as a result of the failure of any party to enforce any term or condition of this Agreement.

                            [Signature Page Follows]





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

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.



                                    FREIGHTLINER CORPORATION

                                    By:  /s/ James L. Hebe
                                        ----------------------------------------

                                    Title:  President
                                          --------------------------------------

                                     TRAVELCENTERS OF AMERICA, INC.

                                     By:  /s/ Edwin P. Kuhn
                                        ----------------------------------------

                                     Title:  President & Chief Executive Officer
                                           -------------------------------------




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


                                LIST OF EXHIBITS
                                ----------------


                  Exhibit A -- Initial Shares; Purchase Price; Option Shares;
                               and Option Price

                  Exhibit B --Stockholders Agreement

                  Exhibit C -- TA Centers

                  Exhibit D -- Notice of Exercise of Option


                               LIST OF SCHEDULES
                               -----------------

                  Schedule 2.2 --  TA Conflicts

                  Schedule 3.2 -- Freightliner Conflicts





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


                                   EXHIBIT A

        Initial Shares; Purchase Price; Option Shares; and Option Price
        ---------------------------------------------------------------



Initial Shares:
---------------

         The number of Initial Shares is 200,000 shares of Common Stock, $.01 par value per share of TA.



Purchase Price:
---------------

         The Purchase Price for the Initial Shares shall be Thirty-Three Dollars and Thirty Cents ($33.30) per Initial Share or Six Million Six Hundred Sixty Thousand Dollars ($6,660,000.00) in the aggregate.



Option Shares:
--------------

         The number of OPTION SHARES is 100,000 shares of Common Stock, $.01 par value per share of TA.



Option Price:
-------------

         Subject to the provisions of Section 5.4, if the Option is exercised, in whole or in part, at any time on or prior to the first anniversary of the date of this Agreement, the Option Price for such exercise shall be Thirty-Three Dollars and Thirty Cents ($33.30) per Option Share (the "BASE OPTION PRICE"). Subject to the provisions of Section 5.4, if the Option is exercised, in whole or in part, at any time after the first anniversary of this Agreement, the Option Price for such exercise shall be the Base Option Price per Share; PROVIDED, HOWEVER, that if during any of the 12 month periods ending on the anniversary dates of this Agreement occurring prior to such exercise of the Option (each a "PRIOR ANNIVERSARY YEAR") the number of TA Serviced Trucks (as defined below) serviced at the TA truck service centers listed on EXHIBIT C (the "TA CENTERS") is not at least equal to the Target Number (as defined below) then the Option Price for such exercise shall be increased by an amount equal to: (i) Base Option Price per Share, times (ii) ten percent (10%), times (iii) the number of Prior Anniversary Years in which the Target Number was not achieved; PROVIDED, FURTHER that the maximum Option Price shall be Forty Dollars ($40.00) per share (the "MAXIMUM OPTION PRICE PER SHARE").

         The number of TA Serviced Trucks for any Prior Anniversary Year shall be the sum of the number of Freightliner branded trucks serviced pursuant to the Operating Agreement during such Prior Anniversary Year at each TA Center after such TA Center was converted to a Freightliner Express center pursuant to the Operating Agreement;

         The Target Number for any Prior Anniversary Year shall be determined as follows:

                  (i) for each TA Center determine the percentage of such Prior Anniversary Year during which the TA Center was operated as a Freightliner Express center pursuant to the Operating Agreement;

                  (ii) for each TA Center multiply the number of Freightliner Trucks serviced in 1998 listed next to such TA Center on EXHIBIT C by the percentage determined in (i) above; PROVIDED, HOWEVER, that if the "month open" date for any TA Center on EXHIBIT C is other that "Jan-98", then for purposes of this calculation the number of Freightliner Trucks serviced in 1998 for such TA Center shall be the annualized number of Freightliner Trucks serviced in 1998 for such TA Center;.

                  (iii)    for each TA Center multiply the product determined in
                           (ii) above by the percentage listed in the chart below based on the Prior Anniversary Year during which the TA Center was converted to a Freightliner Express center pursuant to the Operating Agreement (the "CONVERSION YEAR") and the Prior Anniversary Year for which the Target Number is being determined; and

        -------------------------------- ------------------------------------------------------------------------------------------

                                                                          Prior Anniversary Year
                                                                          ----------------------



                                         ----------------- ------------------ ----------------- ----------------- -----------------
               Conversion Year
               ---------------           July 1, 1999 to   July 1, 2000 to       July 1, 2001 to   July 1, 2002 to  July 1, 2003 to
                                          June 30, 2000    June 30, 2001           June 30, 2002    June 30, 2003   June 30, 2004
        -------------------------------- ----------------- ------------------ ----------------- ----------------- -----------------

         July 1, 1999 - June 30, 2000        110.000%          121.000%           133.100%          146.410%          161.051%
        -------------------------------- ----------------- ------------------ ----------------- ----------------- -----------------

         July 1, 2000 - June 30, 2001           0%             110.000%           121.000%          133.100%          146.410%
        -------------------------------- ----------------- ------------------ ----------------- ----------------- -----------------

         July 1, 2001 - June 30, 2002           0%                0%              110.000%          121.000%          133.100%
        -------------------------------- ----------------- ------------------ ----------------- ----------------- -----------------

         July 1, 2002 - June 30, 2003           0%                0%                 0%             110.000%          121.000%
        -------------------------------- ----------------- ------------------ ----------------- ----------------- -----------------

         July 1, 2003 - June 30, 2004           0%                0%                 0%                0%             110.000%
        -------------------------------- ----------------- ------------------ ----------------- ----------------- -----------------

         (iv) the sum of the amounts determined in (iii) above for each TA Center above is the Target Number.


                                   EXHIBIT B

                             Stockholders Agreement
                             ----------------------

                                   EXHIBIT C

                                   TA Centers
                                   ----------


                                  SEE ATTACHED

                                   EXHIBIT D

                          Notice of Exercise of Option
                          ----------------------------



To:  TRAVELCENTERS OF AMERICA, INC.                  Dated:  ________________


                  Freightliner Corporation, pursuant to the provisions set forth in the Investment and Option Agreement (the "Investment Agreement") dated July 21, 1999 between TravelCenters of America, Inc. ("TA") and Freightliner Corporation, hereby agrees to purchase _____ shares of Common Stock, $.01 par value per share, of TA, pursuant to the terms of the Investment Agreement and makes full payment therefor as provided for the Investment Agreement.

                                        FREIGHTLINER CORPORATION

                                        By:____________________________________

                                        Title:_________________________________